UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) June 13, 2016

CHUGACH ELECTRIC ASSOCIATION, INC.

(Exact name of registrant as specified in its charter)

Alaska	33-42125	92-0014224
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Electron Drive, Anchorage, AK	99518
(Address of Principal’s Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (907) 563-7494

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

The information in Item 2.03 below with respect to the entry into the Credit Agreement, dated as of June 13, 2016, with the lenders party thereto, and National Rural Utilities Cooperative Finance Corporation (NRUCFC), as Lead Arranger, Issuing Lender, Swingline Lender and Administrative Agent, is incorporated by reference.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 2.03 below with respect to the termination of the Credit Agreement, dated November 17, 2010, as amended and extended on June 29, 2012, is incorporated by reference.

Section 2 – Financial Information

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

(a)  On June 13, 2016, Chugach Electric Association, Inc. (Chugach) replaced the $100 million unsecured Credit Agreement, amended and extended on June 29, 2012, and due to expire November 17, 2016. The new Credit Agreement is a $150 million senior unsecured credit facility under which Chugach may borrow funds necessary for general corporate purposes, to issue standby letters of credit or to pay amounts due under short-term promissory notes (commercial paper) issued by Chugach, in the event of disruptions in the commercial paper markets. The Credit Agreement with NRUCFC, Bank of America, N.A., KeyBank National Association, and CoBank, ACB, will expire on June 13, 2021. The Credit Agreement contains customary acceleration provisions including following events of default relating to failure to make payments required under the loan documents, breach of covenants or representations or warranties and certain bankruptcy events, among others, in each case following the expiration of applicable cure periods.

The Credit Agreement was priced with an all-in drawn spread of London Interbank Offered Rate (LIBOR) plus a spread of 90.0 basis points, along with a 10.0 basis points facility fee (based on a A/A2/A unsecured debt rating) on the $150 million commitment amount.

The Credit Agreement, in its entirety, will be filed as an exhibit to Chugach’s next quarterly filing on Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 13, 2016		CHUGACH ELECTRIC ASSOCIATION, INC.
	By:	/s/ Bradley W. Evans
Bradley W. Evans
Chief Executive Officer